Filed under Rule 424(b)(3)
Registration No. 333-112563

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 6, 2004)

3M COMPANY

541,581 SHARES

Common Stock

        This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus of 3M Company (the "Company") dated February 6, 2004 relating to the potential offer and sale from time to time of up to 541,581 shares of common stock of the Company by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus dated February 6, 2004, including any supplements or amendments to such prospectus.

        The table of selling stockholders beginning on page 8 of the prospectus dated February 6, 2004 is hereby supplemented and amended by the information in the table below.

Selling Stockholders	Shares Beneficially Owned Prior To The Offering (1)	Shares Which May Be Sold Pursuant To This Prospectus (2)
Robert M. and G. Selena Hiben	235	235
Robert M. Hiben, Trust Center of America Custodian FBO, IRA	1,273	1,273

(1)
Represents beneficial ownership of less than one percent of 3M's outstanding capitalization.

(2)
The registration statement of which this prospectus forms a part also shall cover any additional shares of our common stock which become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which result in an increase in the number of 3M's outstanding shares of common stock.

The date of this prospectus supplement is November 2, 2004